Exhibit 99.1

Barfresh Provides First Quarter 2021 Results and Business Update

First Quarter 2021 Revenue Increased 38% Compared to Prior Year Despite Supply Shortages

Company Expects Sequential and Year-Over-Year Revenue Improvement in Second Quarter of 2021

Company Has Already Generated Over $1.0 Million in Revenue to Date in Second Quarter of 2021

LOS ANGELES, May 17, 2021 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the first quarter ended March 31, 2021.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We are off to a strong start this fiscal year with our first quarter revenue reaching over $1.0 million, despite COVID headwinds and industry-wide supply shortages affecting our business. Increased sales of not only our Twist & Go product, but also a return of our bulk and single serve products have continued into the second quarter and we are expecting the upcoming quarter to grow on both an annual and sequential basis. We have spent the past 12-months reducing our expenses, expanding our product assortment, and growing our customer base so that we are positioned to emerge stronger and ready to capture a larger share of the market once our customers return to normal capacity. Our Company is on the path to profitability and we are very excited about the additional growth opportunities in our pipleline this year.”

Financial Results

Revenue for the first quarter of 2021 increased 38% to $1.0 million, compared to $733,000 in the first quarter of 2020. The increase in revenue is the result of increased orders for the Company’s Twist & Go product in the school channel, as well as the gradual return in sales of the Company’s single and bulk serve products. Gross margins for first quarter of 2021 were 34%, compared to 54% for the first quarter of 2020. The decline in gross margins was due to product mix, as the Company’s lower margin Twist & Go product made up a larger percent of sales in the first quarter of 2021 compared to the prior year period. The Company expects gross profit margins for the remainder of 2021 to be approximately 40% due to higher concentration of sales from this product, partially offset by a gradual return of the higher margin single and bulk serve products. Net loss for the first quarter of 2021 improved to $0.6 million, as compared to a loss of $0.7 million in the first quarter of 2020. The Company continued to significantly reduce core operating expenses, reducing total G&A expenses in the first quarter of 2021 by 39% compared with the prior year period.

During the first quarter of 2021, net cash used in operating activities was $394,088, compared to $973,554 in the prior fiscal year. As of March 31, 2021, the Company had approximately $2.1 million of cash, and approximately $0.8 million of inventory on its balance sheet. The increased cash position highlights the improved expense management and the receipt of a $568,131 PPP loan during the first quarter of 2021.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA improved to a loss of $0.4 million for the first quarter of 2021, compared to a loss of $0.7 million for the first quarter of 2020. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

	For the three months ended March 31,
	2021	2020
Net (loss)	$(591,519)	$(743,066)

Depreciation and Amortization	146,933	150,148
Interest	59,091	295,394
EBITDA	(385,495)	(297,524)

Stock based compensation	(34,585)	138,712
Stock issued for Services	-	12,500
(Gain)/loss from debt extinguishment	-	(379,200)
(Gain)/Loss on Sale of Derivatives	(16,787)	(150,902)
Adjusted EBITDA	$(436,867)	$(676,414)

Conference Call

The conference call to discuss these results is scheduled for today, Monday, May 17, 2021, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, May 31, 2021. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13719382.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com